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                                     EXHIBIT 5.1


                                   August 31, 1998

Hawaiian Airlines, Inc.
3375 Koapaka Street
Suite G350
Honolulu, HI  96819

          Re:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

          I have acted as counsel for Hawaiian Airlines, Inc., a Hawaii corporation (the "Company"), in connection with the registration of 2,500,000 additional shares of Common Stock (the Common Stock") of the Company issuable under its 1996 Stock Incentive Plan, as amended (the "Plan"). In connection therewith, I have examined, among other things, the Registration Statement on Form S-8 (the "Registration Statement") proposed to be filed by the Company with the Securities and Exchange Commission on or about September 1, 1998. I have also examined the proceedings and other actions taken by the Company in connection with the authorization and reservation of the shares of Common Stock issuable under the Plan and such other matters as I deemed necessary for purposes of rendering this opinion.

          Based upon the foregoing, and in reliance thereon, I am of the opinion that the shares of Common Stock issuable under the Plan, when issued, delivered and paid for in accordance with the Plan and the agreements evidencing awards thereunder and in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

          I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,




                                        /s/ Lyn F. Anzai
                                        -------------------------------------
                                        Lyn F. Anzai